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                           October 19, 2020

       Nathan Judge
       Head of Investor Relations
       Azure Power Global Ltd
       3rd Floor, Asset 301-304
       Worldmark 3, Aerocity
       New Delhi 110037, India

                                                        Re: Azure Power Global
Ltd
                                                            Registration
Statement on Form F-3
                                                            Filed October 14,
2020
                                                            File No. 333-249479

       Dear Mr. Judge:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              John Chrisman